Exhibit 5.1

WEIL, GOTSHAL & MANGES LLP	Austin
767 Fifth Avenue	Boston
New York, NY 10153	Budapest
(212) 310-8000	Dallas
Fax: (212) 310-8007	Frankfurt
Houston
London
Miami
Munich
Paris
Prague
Shanghai
Silicon Valley
August 5, 2008	Singapore
Warsaw
Washington, D.C.
Wilmington

L-1 Identity Solutions, Inc.
177 Broad Street
Stamford, CT 06901

Ladies and Gentlemen:

We have acted as counsel to L-1 Identity Solutions, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended, relating to the sale by the holders thereof of an aggregate of 8,083,472 shares of common stock, par value $0.001, of the Company (the “Common Stock”). The Company will issue the Common Stock pursuant to the terms and conditions of the (i) Securities Purchase Agreement, dated as of June 29, 2008, by and between the Company and Mr. LaPenta (the “LaPenta SPA”); (ii) Securities Purchase Agreement, dated as of June 30, 2008, by and between the Company and LRSR LLC (as amended, the “LRSR SPA”); and (iii) Securities Purchase Agreement, dated as of June 29, 2008, by and between the Company and Iridian (the “Iridian SPA” and together with the LaPenta SPA and LRSR SPA, the “Stock Purchase Agreements”). The Registration Statement is filed pursuant to (i) the Registration Rights Agreement, dated as of June 29, 2008, by and between the Company and Robert V. La Penta (the “LaPenta Agreement”); (ii) the Registration Rights Agreement, dated as of August 5, 2008, by and between the Company and (a) MHR Capital Partners Master Account LP, (b) MHR Capital Partners (100) LP and (c) MHR Institutional Partners III LP (the “MHR Agreement”); and (iii) the Registration Agreement (the “Iridian Agreement” and together with the LaPenta Agreement and MHR Agreement, collectively, the “Registration Rights Agreements”), dated as of June 29, 2008, by and between the Company and Iridian Asset Management LLC.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company; (ii) the By-Laws of the Company; (iii) the Registration Statement; (iv) the Registration Rights Agreements; (v) the Stock Purchase Agreements; and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon a certificate or comparable document of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the 8,083,472 shares of Common Stock being registered pursuant to the Registration Statement have been duly authorized and, when issued as contemplated by the Stock Purchase Agreements, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Registration Statement.

Very truly yours,